As filed with the Securities and Exchange Commission on March 11, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VODAFONE GROUP PUBLIC LIMITED COMPANY
(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification No.)

Vodafone House
The Connection
Newbury, Berkshire RG14 2FN, England
Tel. No.: 011-44-1635-33251
(Address and telephone number of Registrant’s principal executive offices)

THE VODAFONE GLOBAL INCENTIVE PLAN
(Full titles of the plan)

CT Corporation System
111 8th Avenue
New York, NY 10011
Tel. No.: 212-590-9200
(Name, address and telephone number of agent of service)

Please send copies of all communications to:

Stephen R. Scott
Vodafone Group Public Limited Company
Vodafone House
The Connection
Newbury, Berkshire RG14 2FN, England
Tel. No.: 011-44-1635-33251

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of	Amount	Offering	Aggregate	Registration
Securities to be Registered(1)	to be Registered(2)	Price per Share(3)	Offering Price(3)	Fee
Ordinary Shares, nominal value of 11 3/7 U.S. cents each:	30,000,000	$3.17	$95,100,000	$3,737.43

(1)	This Registration Statement registers ordinary shares, nominal value 11 3/7 U.S. cents each (“Ordinary Shares”), of the Registrant which may be issued to U.S. employees of the Registrant and its subsidiaries pursuant to the Vodafone Group Incentive Plan (the “Plan”). A portion of the Ordinary Shares may be represented by American Depositary Shares (“ADSs”). ADSs evidenced by American Depositary Receipts issuable upon deposit of Ordinary Shares have been registered under a separate registration statement on Form F-6 (File No. 333-135988). Each ADS represents ten Ordinary Shares.

(2)	The amount being registered also includes an indeterminate number of Ordinary Shares which may be issuable under the Plan as a result of variations in share capital, share splits, share dividends or similar transactions, in accordance with Rule 416.

(3)	Estimated in accordance with Rule 457(h), solely for purposes of calculating the registration fee, on the basis of the average of the high and low sale prices of the Ordinary Shares of £1.58 per share on the London Stock Exchange on March 6, 2008 converted into US dollars at the buying rate for pounds sterling of £1.00 = $2.01, as announced by the Federal Reserve on that date.

This Registration Statement will become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

PART I:
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I will be delivered to employees of the Registrant and employees of subsidiaries of the Registrant participating in the plan covered by this Registration Statement as required by Rule 428(b) under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II:
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The reports listed below have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by Vodafone Group Public Limited Company (“Vodafone” or the “Registrant”), and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed or furnished:

(a) the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2007, filed with the Commission on June 14, 2007, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) the Registrant’s Reports on Form 6-K filed on July 10, 2007, July 27, 2007, August 8, 2007, September 25, 2007, October 9, 2007, November 23, 2007, February 5, 2008 and February 7, 2008, in each case to the same extent as such report was designated on the cover thereof for incorporation by reference into our Registration Statement on Form F-3 (File No. 333-144978) and our Registration Statement on Form S-8 (File No. 333-81825); and

(c) the description of the Registrant’s Ordinary Shares and ADSs contained in the Amendment 4 to the Registrant’s Registration Statement on Form 8-A/A filed on September 1, 2006, pursuant to Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by Vodafone pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. To the extent designated therein, any reports on Form 6-K furnished to the Commission shall be deemed to be incorporated by reference in this Registration Statement from the date that such reports are furnished to the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers

Articles 153 and 154 of Vodafone’s Articles of Association provide as follows:

“153  Indemnity

153.1	So far as the Companies Acts allow, every director, Secretary or other officer of the Company shall be indemnified by the Company out of its own funds against all costs, charges, losses, expenses and liabilities incurred by him:

•	in performing or omitting to perform his duties; and/or

•	in exercising or omitting to exercise his powers; and/or

•	in purporting to do any of these things; and/or

•	otherwise in relation to or in connection with his duties, powers or office.

153.2	So far as the Companies Acts allow, the Secretary and other officers of the Company are exempted from any liability to the Company where that liability would be covered by the indemnity in Article 153.1.

153.3	So far as the Companies Acts allow, the Company or any of its subsidiary undertakings may: (i) provide a director with funds to meet expenditure incurred or to be incurred by him in defending any civil or criminal proceedings, or in connection with any application under the provisions of the Companies Act 1985 referred to in Section 337A(2) of the Companies Act 1985; and (ii) do anything to enable a director to avoid incurring such expenditure, but so that the terms set out in Section 337A(4) of the Companies Act 1985 shall apply to any such provision of funds or other things done.

154  Insurance

154.1 For the purposes of this Article each of the following is a Relevant Company:

•	the Company;

•	any holding company of the Company;

•	any company in which the Company or its holding company or any of the predecessors of the Company or of its holding company has or had any interest, whether direct or indirect; and

•	any company which is in any way allied to or associated with the Company, or any subsidiary undertaking of the Company or such other company.

154.2	Without limiting Article 153 in any way, the directors can arrange for the Company to purchase and maintain insurance for or for the benefit of any persons who are or were at any time:

•	directors, officers or employees of any Relevant Company; or

•	trustees of any pension fund or employees’ share scheme in which employees of any Relevant Company are interested.

 This includes, for example, insurance against any liability incurred by them for any act or omission:

•	in performing or omitting to perform their duties; and/or

•	in exercising or omitting to exercise their powers; and/or

•	in claiming to do any of these things; and/or

•	otherwise in relation to their duties, powers or offices.”

Article 2 of the Company’s Articles of Association provides, inter alia, that:

“Companies Act 1985 means the Companies Act 1985, as amended by the Companies Act 1989 and the Companies Act 2006;

Companies Act 2006 means the company law provisions of the Companies Act 2006 (as defined therein), for the time being in force; and

Companies Acts means the Companies Acts as defined in Section 2 of the Companies Act 2006 (where provisions are for the time being in force), the CREST Regulations and other legislation relating to companies and affecting the Company (including any orders, regulations or other subordinated legislation made under them) in force from time to time.”

With effect from October 1, 2007, the following provisions of the Companies Act 2006 provide as follows:

“232	Provisions protecting directors from liability

(1)	Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2)	Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by:

 (a) section 233 (provision of insurance);

 (b) section 234 (qualifying third party indemnity provision); or

 (c) section 235 (qualifying pension scheme indemnity provision).

(3)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4)	Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233  Provision of insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that sub-section.

234  Qualifying third party indemnity provision

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2)	Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

 Such provision is qualifying third party indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against —

 (a) any liability of the director to pay —

(i)	a fine imposed in criminal proceedings, or

 (ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director —

(i) in defending criminal proceedings in which he is convicted, or

(ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4)	The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5)	For this purpose —

 (a) a conviction, judgment or refusal of relief becomes final —

(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of, and

 (b) an appeal is disposed of —

 (i) if it is determined and the period of bringing any further appeal has ended, or

 (ii) if it is abandoned or otherwise ceases to have effect.

(6)	The references in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 144(3) or (4) of the Companies Act 1985 or Article 154(3) or (4) of the Companies (Northern Ireland) Order 1986 (acquisition of shares by innocent nominee), or section 727 of the Companies Act 1985 or Article 675 of the Companies (Northern Ireland) Order 1986 (general power to grant relief in case of honest and reasonable conduct).”

This paragraph (6) of Section 234 has been amended by paragraph 12 of Schedule 1 of the Companies Act 2006 (Commencement No. 3, Consequential Amendments, Transitional Provisions and Savings) Order 2007.

“235  Qualifying pension scheme indemnity provision

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2)	Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

 Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against —

(a)	any liability by the director to pay —

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5) For this purpose —

(a) a conviction becomes final —

(i)	if not appealed against, at the end of the period for bringing an appeal, or

 (ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of, and

 (b) an appeal is disposed of —

 (i) if it is determined and the period for bringing any further appeal has ended, or

 (ii) if it is abandoned or otherwise ceases to have effect.

(6)	In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.

239  Ratification of acts of directors

(1)	This section applies to the ratification by a company of conduct by a director amounting to negligence, default, breach of duty or breach of trust in relation to the company.

(2)	The decision of the company to ratify such conduct must be made by resolution of the members of the company.

(3)	Where the resolution is proposed as a written resolution neither the director (if a member of the company) nor any member connected with him is an eligible member.

(4)	Where the resolution is proposed at a meeting, it is passed only if the necessary majority is obtained disregarding votes in favour of the resolution by the director (if a member of the company) and any member connected with him. This does not prevent the director or any such member from attending, being counted towards the quorum and taking part in the proceedings at any meeting at which the decision is considered.

(5)	For the purposes of this section —

 (a) “conduct” includes acts and omissions;

 (b) “director” includes a former director;

 (c) a shadow director is treated as a director; and

 (d) in section 252 (meaning of “connected person”), subsection (3) does not apply (exclusion of person who is himself a director).

(6)	Nothing in this section affects —

 (a) the validity of a decision taken by unanimous consent of the members of the company, or

(b)	any power of the directors to agree not to sue, or to settle or release a claim made by them on behalf of the company.

(7)	This section does not affect any other enactment or rule of law imposing additional requirements for valid ratification or any rule of law as to acts that are incapable of being ratified by the company.

256  Associated bodies corporate

 For the purposes of this Part —

(a)	bodies corporate are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate, and

(b)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate.”

Section 727 of the Companies Act 1985 provides as follows:

“727.  Power of court to grant relief in certain cases:

(1)	If in proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that the officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)	If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)	Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

The Registrant has obtained directors’ and officers’ insurance coverage, which, subject to policy terms and limitations, includes coverage to reimburse the Registrant for amounts that it may be required or permitted by law to pay or indemnify its directors or officers.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit
Number	Description

4.1	Memorandum and Articles of Association of the Registrant (Incorporated by reference to Exhibit 4.5 of Vodafone’s Registration Statement on Form F-3, filed with the Commission on July 31, 2007 (File No. 333-144978)).
4.2	The Vodafone Global Incentive Plan, approved by Vodafone’s shareholders on July 26, 2005.
5.1	Opinion of Stephen R. Scott, as to the validity of the Ordinary Shares being registered.
23.1	Consent of Deloitte & Touche LLP, London.
23.2	Consent of Deloitte & Touche LLP, New York.
23.3	Consent of Stephen R. Scott, included in Exhibit 5.1.
24.1	Power of Attorney (included in the signature page of this Registration Statement).

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE OF VODAFONE GROUP PUBLIC LIMITED COMPANY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newbury, England, on January 29, 2008.

Vodafone Group Public Limited Company

By:	/s/ Stephen R. Scott
Name:     Stephen R. Scott

Title:	Group General Counsel and Company Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints each Director listed below and Stephen R. Scott (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of any securities to be granted under The Vodafone Global Incentive Plan (the “Securities”) and any securities or Blue Sky law of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the Securities for issue, offer, sale or trade under the Blue Sky or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as an Officer, Director or Authorized Representative in the United States of America or in any other capacity with respect to this Registration Statement (the “Registration Statement”) and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the Securities, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and any subsequent registration statement for the same offering that may be filed under Rule 462(b) under the Securities Act and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sir John Bond Sir John Bond	Director and Chairman	January 29, 2008

/s/ Arun Sarin Arun Sarin	Director and Chief Executive (Principal Executive Officer)	January 29, 2008

/s/ Vittorio Colao Vittorio Colao	Director and Deputy Chief Executive	January 29, 2008

Signature	Title	Date

/s/ Andy Halford Andy Halford	Director and Chief Financial Officer (Principal Financial and Accounting Officer)	January 29, 2008

John Buchanan	Director and Deputy Chairman	January 29, 2008

/s/ Dr. Michael J. Boskin Dr. Michael J. Boskin	Director	January 29, 2008

/s/ Alan Jebson Alan Jebson	Director	January 29, 2008

Nick Land	Director	January 29, 2008

/s/ Anne Lauvergeon Anne Lauvergeon	Director	January 29, 2008

/s/ Simon Murray Simon Murray	Director	January 29, 2008

/s/ Professor Jürgen Schrempp Professor Jürgen Schrempp	Director	January 29, 2008

/s/ Luc Vandevelde Luc Vandevelde	Director	January 29, 2008

/s/ Anthony Watson Anthony Watson	Director	January 29, 2008

/s/ Philip Yea Philip Yea	Director	January 29, 2008

/s/ Puglisi & Associates Name: Greg Lavelle Title: Managing Director, Puglisi & Associates	Authorized Representative in the United States of America	February 8, 2008

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Memorandum and Articles of Association of the Registrant (Incorporated by reference to Exhibit 4.5 of Vodafone’s Registration Statement on Form F-3, filed with the Commission on July 31, 2007 (File No. 333-144978)).
4.2	The Vodafone Global Incentive Plan, approved by Vodafone’s shareholders on July 26, 2005.
5.1	Opinion of Stephen R. Scott, as to the validity of the Ordinary Shares being registered.
23.1	Consent of Deloitte & Touche LLP, London.
23.2	Consent of Deloitte & Touche LLP, New York.
23.3	Consent of Stephen R. Scott, included in Exhibit 5.1.
24.1	Power of Attorney (included in the signature page of this Registration Statement).